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Exhibit 10.6

    THIS DISTRIBUTOR AGREEMENT dated the 3rd day of May, 1999

BETWEEN:	URBAN JUICE & SODA CO. LTD. a company duly incorporated pursuant to the laws of the Province of British Columbia, having an office at 1356 Frances Street, Vancouver, British Columbia, V5L 1Y9
(the "Company")
AND:	JONES SODA OF MICHIGAN LLC, a company incorporated in the state of Michigan, having an office at 4124 Manchester Road, Kalamazoo, Michigan, USA, 49001
(the "Distributor")

    WITNESS THAT WHEREAS:

    A.  The Company is engaged in the business of manufacturing and bottling carbonated beverages, natural spring water, and/or juice drinks under the following brand names(s), trade name(s) or trademark(s):

    A)
    JONES SODA CO.

    B)
    WAZU NATURAL SPRING WATER

(collectively, the "Product");

    B.  The Company wishes to appoint the Distributor as the exclusive distributor of the Product in the Territory under the terms specified in this Agreement; and

    C.  The Distributor wishes to sell and distribute the Product in the Territory;

    THEREFORE in consideration of the recitals, the following representations and covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which is acknowledged by each party, the parties agree on the following terms:

    1.  Appointment

    1.1 The Company grants the Distributor the right and license to market, distribute Product packaged in bottles and cans to all retail and wholesale outlets located in the Territory as defined in Exhibit A. The Distributor may appoint subdistributors to market and distribute the Product within the Territory under the supervision and direction of the Distributor. Except as otherwise permitted by this Agreement, the Company shall not sell the Product in the Territory except to the Distributor, nor will it sell the Product to any person or entity except the Distributor whom the Company knows or has reason to know may directly or indirectly sell or distribute the Product in the Territory. The Company will take all reasonable measures to institute and enforce all reasonable and lawful means to prevent and discourage the sale and selling of the Product by any person or entity other than the Distributor in the Territory.

    1.2 The Company shall also offer to the Distributor the right to distribute in the Territory all new products subsequently introduced, acquired, made or sold by the Company in or for the Territory, as soon as such new products become available under the terms and conditions to be agreed upon in writing by the Company and the Distributor.

    1.3 The Company has included in this Agreement and shall include in every distribution agreement hereafter executed with new distributors, or any renewals with existing distributors, the following provision:

    The distributor designated herein agrees that it will not violate the territorial integrity of any other distributor having an exclusive Territory granted to it by the Company and further agrees that in the event of a violation of this provision, the Company may take all appropriate action, which may include without limitation the seeking of an injunction or civil damages against the violating distributor or the immediate termination of any Agreement with the violating distributor without any entitlement to compensation or reimbursement for time and effort in developing distribution within the Territory for the Product.

    The Company shall at all times use its reasonable best efforts to protect the territorial exclusivity of this Agreement in favour of the Distributor.

    1.4 The Company represents and warrants that it has not granted any other entity other than National Accounts the right to distribute the Products in the Territory.

    1.5 The Distributor represents and warrants that it has the capacity and authority to distribute and sell the Product in the Territory.

    2.  Term

    The term of this Agreement shall be perpetual, subject to termination as provided in Section 14 below.

    3.  Price  The Company shall initially sell the Product hereunder to Distributor at the prices specified in Exhibit B. The price to the Distributor may be increased only after 30 days' prior written notice by the Company to the Distributor and shall be effective only as to orders shipped by the Company and received by the Distributor 30 days or more after such notice. The price shall at all times be in conformity with the Company's national or regional pricing programs available to its distributors on a nondiscriminatory basis.

    4.  Terms of Payment, Delivery

    4.1 The Distributor shall purchase Product as trailer orders. The Distributor will pay for all Product purchased hereunder within thirty (30) days after receipt of the Product FOB the Distributor

    4.2 If any monetary obligations of any nature owed by the Distributor to the Company hereunder are not paid by the Distributor when due, the Distributor shall, in addition to such unpaid monetary obligations, pay to the Company interest on such unpaid amount at a rate equal to 1% per month. Until such monetary obligations have been fully paid by the Distributor, the Company shall not have any obligation to accept Product orders from or be under any further obligation to supply Product to the Distributor.

    4.3 The Distributor authorizes the Company in its sole discretion to apply, reapply or transfer any payment received from or credit due to the Distribution against any terms of account or indebtedness owed by the Distributor to the Company, including any costs incurred to collect the amount or indebtedness owed by the Distributor.

    5.  Trademark

    5.1 The Company represents and warrants to the Distributor that the Company is the exclusive owner of all rights in and to all trademarks associated with the Product, and that it has the sole and exclusive right to use and authorize the use of the trademarks by the Distributor in accordance with the provisions of this Agreement.

    5.2 The Distributor recognises that the trademarks identified on the first page hereof are trademarks registered by the Company with the appropriate governmental authority and that such trademarks belong exclusively to the Company The Distributor may not act in any manner which is likely to impair the trademarks, but such trademarks and related trade names and advertising matter or copyright materials may be utilized by the Distributor in selling the Product under this Agreement upon the receipt of written approval from the Company.

    5.3 The Distributor will not create any promotional items on its own, and will use only those items produced by the Company. If the Distributor ever desires to create such items, it may not be done unless prior written approval is granted. Every idea must be approved by the Company in writing. Any trademark violation will result in termination of this Agreement.

    6.  Supply of Product  The Company shall supply the Distributor with all Product required by the Distributor from time to time. If, because of circumstances beyond its reasonable control, the Company is not able to supply Product to the Distributor as required, the Company shall allocate its Product fairly and equitable among all of its distributors. If the Company is unable to supply the Distributor from time to time pursuant to this Agreement, then the amount of such shortfall shall be taken into account in determining the achievement of targeted sales levels or case sales that would have been calculated for purposes of computing any termination payment due to the Distributor under Section 13 below.

    7.  Duties of the Distributor

    7.1 The Distributor shall at all times diligently and aggressively promote and actively solicit the sale and distribution of Product to appropriate outlets within and throughout the Territory.

    7.2 The Distributor shall operate its business in a manner that the Distributor determines to be appropriate. The Distributor may enter into agreements with subdistributors, or route salesmen to market and distribute the Product within the Territory. All such persons shall be directly supervised by the Distributor, and the Company has no rights or obligations with respect to the conduct or acts of such persons. The Distributor shall monitor and regulate the conduct of the business by each person appointed by it. The Distributor will require that all of the terms, conditions and provisions of this Agreement be strictly adhered to by each person. Without limiting the foregoing, the parties acknowledge that the Company will not be a party to any contract with any subdistributor and that no contractual relationship will exist between the Company and an subdistributor. The Distributor will reimburse the Company for any costs incurred by the Company (including attorneys' fees) in the course of any dealings that the Company has with a subdistributor, including any costs that may be imposed or incurred by the Company as a result of a termination of a subdistributor's activities in the Territory upon the violation by the subdistributor of any term of this Agreement.

    7.3 The Distributor shall purchase the Product only from the Company or another authorized distributor of the Company unless the Distributor shall have been authorized in writing by the Company to purchase the Product from a manufacturer designated or authorized by the Company.

    7.4 The Distributor shall maintain at all times route control books or similar sales records. All information in such books and records is and shall be the confidential proprietary information of the Distributor, and shall be shared with the Company in such manner as may reasonably be mutually deemed appropriate by the Company and the Distributor. The Company shall not misappropriate, or use for the benefit of the Company or any other person or entity, or disclose to any other person or entity, any such information made available by the Distributor.

    7.5 The Distributor shall permit the Company, without regard to the actual ownership of the books and records, at all times, and without limitation, to access information pertaining to the Distributor's sales of the Product, distribution of the Product, and Product pricing in a timely fashion. Without limiting the foregoing, upon the Company's request at any time, with reasonable prior notice, the

Distributor shall deliver in a timely fashion to the Company and all aspects of the book and records relating to the sales of the Product, in such form as may be requested by the Company, including un-audited financial statements. The Distributor shall also provide the Company with such data and information (financial or otherwise) as the Company and the Distributor, from time to time, may mutually deem necessary or advisable.

    7.6 The Distributor shall be responsible for any and all warehousing charges for the Product in the Territory.

    7.7 The Distributor shall conduct its business and its distribution and sales of the Product in compliance with all applicable laws and regulations in the Territory. The Distributor shall notify the Company of any package design, Product labelling, Product composition and content listing and disclosure requirements applicable to the Territory. If any modification of the Company's packaging, content or labelling for the Territory is so required, the Company shall effect such modifications as soon as practicable at its own expense.

    7.8 Unless otherwise expressly stated in this Agreement, the Distributor shall pay and assume all costs and expenses connected with the marketing, promotion, distribution and sale of the Product in the Territory or connected with the discharge of and compliance with the Distributor's obligations under this Agreement. The Distributor hereby waives all rights which it may have under any law which is effective within the Territory or elsewhere and which provides for the payment to the Distributor of any commission or compensation or remuneration to which the Distributor is not expressly entitled under any provision of this Agreement.

    7.9 The Distributor and its subdistributors, collectively, shall maintain an inventory of the Product on hand at all times which is sufficient to satisfy not less than the Distributor's expected Product sales requirements for the next thirty day period, taking into account anticipated consumer demand on a seasonal basis and its forecast for the following quarter.

    7.10 The Distributor shall provide the Company with a written forecast of the number of cases of Product which the Distributor expects to purchase in each calendar year quarter ("Quarterly Forecasts") and such Quarterly Forecasts shall be submitted to the Company at least forty-five days in advance of the beginning of each calendar quarter in order for the Company to anticipate demand, arrange for production, make the necessary commitments for promotion and marketing and otherwise prepare accordingly. If the Distributor fails to provide any Quarterly Forecast within the required time, the Company shall give the Distributor written notice of such failure and if the Distributor fails to provide such Quarterly Forecast within five business days of such notice, then the Company shall be entitled to terminate this Agreement immediately, without further notice and without any entitlement to compensation pursuant to section 14.2.

    8  Marketing Fund

    8.1 The Distributor shall spend no less than * funds on the marketing of the Companies brands in the Territory over a 24 month period starting from the date of this agreement. The Distributor shall provide the Company with Quarterly Marketing Reports of disbursements. Such Quarterly Marketing Reports shall be submitted to the Company at least fifteen days after the end of each calendar quarter. If the Distributor fails to provide any Quarterly Marketing Reports within the required time, the Company shall give the Distributor written notice of such failure and if the Distributor fails to provide such Quarterly Report within five business days of such notice, then the Company shall be entitled to terminate this Agreement immediately, without further notice and without any entitlement to compensation pursuant to section 14.2.

    8.2 The Distributor will have the sole responsibility to advertise and promote the Companies products in the territory for a period of two (2) years or until the marketing fund has been spent. The Distributor agrees to spend no less than * U.S. per calendar quarter, unless the Company has

*
Portions of this agreement have been omitted pursuant to a request for confidential treatment filed separately with the SEC on March 30, 2001 pursuant to SEC Rule 24b-2.

pre-approved spending changes. Failure to spend the marketing fund by the Distributor, in the Territory, over the allotted time frame is a breach of this agreement. The Company shall be entitled to terminate this agreement immediately without any entitlement to compensation pursuant to section 14-2.

    9  National Accounts

    9.1 If the Company wishes to sell Product to a National Account, the Distributor shall give the Company its fullest cooperation to assist the Company or its designated supplier to supply Product to the National Account in question and to support any marketing or promotional activities initiated or endorsed by the Company for that National Account.

    9.2 The Company reserves the right, at its sole discretion, at any time during the term of this Agreement to sell Products to certain inaccessible accounts, categorized as either Promotional or Non-DSD accounts and described below, located within the Territory:

    (a)
    Promotional Accounts.  Promotional Accounts shall be accounts targeted principally for their strong market presence. All future Promotional Accounts shall be mutually agreed to by the parties to this Agreement in writing. The Distributor shall not be entitled to any commission for any sales to Promotional Accounts located within the Territory.

    (b)
    Non-DSD Accounts.  Non-DSD Accounts are national or regional accounts in the Territory that (i) require warehouse deliveries and do not permit their stores the option of receiving direct-store-delivery for any single-serve beverage products or (ii) only permit deliveries of single-serve beverage products from designated distributors. Provided these accounts do not re-sell on a wholesale basis, the Company will service these accounts exclusively and directly. The Company shall pay the Distributor * per case sold to any of these accounts in the Territory for the first two years of the agreement or until the marketing fund has been used up, whichever comes first. From there on the per case fee will be * for the remaining term of this Agreement. All future Non-DSD Accounts must be mutually agreed to in writing by the parties to this Agreement. In the event these accounts are acquired by the Company, the Company shall allocate a specified amount, based on these sales to the funding of regional advertising promotions in an effort to aid and support all local distributors.

    9.3 Unless otherwise provided herein, the Company and the Distributor agree to consult with each other and discuss, from time to time as may be appropriate, the level of marketing support assistance which the Distributor will provide or has provided to National Accounts in the Territory. If both parties agree that the level of marketing support and assistance given or to be given by the Distributor to National Accounts to promote and enhance the sale of Product in the Territory justifies additional compensation, the Company shall pay to the Distributor, in addition to the Base Compensation, such additional compensation (the "Additional Compensation"), if any, is to be mutually agreed upon by both parties.

    9.4 Any cases sold by the Company to a National Account within the Territory shall be applied in calculating the sales level in section 14.4.

    9.5 The Distributor shall not sell or distribute Product directly or indirectly to persons located outside of the Territory. The Distributor acknowledges that it shall be responsible to ensure that no person to whom it sells Product resells any such Product outside of the Territory.

    10.  Product Quality

    The Company hereby represents and warrants to the Distributor that all Product at the time and place of delivery to the Distributor shall:

    (a)
    be pure and wholesome, fit for the purpose intended, merchantable, and free from all defects;

    (b)
    in all instance comply with all federal, state or local laws and regulations relating to product quality, labelling, identity, quantity, packaging or any other matter applicable to the Product sold hereunder, including returnable container or deposit laws; and

    (c)
    not be adulterated or misbranded within the meaning of those terms under the Federal Food, Drug and Cosmetic Act, as amended, or any other applicable federal or state law or regulation, and not be an article or articles which may not, under the provisions of said laws or regulations, be introduced into interstate commerce.

    11.  Spoiled or Deficient Product

    The Company shall replace, at its own expense, all Product which is spoiled or otherwise deficient in quality, including transportation costs of getting replacement Product to the Distributor, or credit to the Distributor's account the delivered price of such Product. In addition, the Company shall reimburse the Distributor for its costs of collecting any Product found to be spoiled or deficient and either destroying such Product or returning Product to the Company, at the Company's option, subject to a maximum additional reimbursement of $1.10 U.S. per case. Spoiled or deficient Product includes but is not limited to Product which is putrid, foul or that does not conform to the Company's manufacturing specifications for such Product and Product which has sustained damage to its primary and secondary packaging (exclusive of breakage deficiency) and is no longer commercially marketable. The Distributor shall immediately notify the Company upon the discovery of spoiled or deficient Product.

    12.  Recall

    If any governmental agency determines that Product is not fit for human consumption, is contaminated in excess of acceptable levels, constitutes a human health hazard or is otherwise not saleable or if the Company determines the Product is not saleable or for any reason should be recalled, the Company shall repurchase the Product from the Distributor at the delivered price, plus all costs incurred in handling, retrieving, transporting and reclaiming, destroying or otherwise disposing of the Product subject to such determination or recall and subject to a maximum in such additional costs of $1.10 U.S. per case regardless of the delivered price. Notwithstanding the foregoing, the Distributor shall be responsible for all costs associated with any such recall if it is responsible for the cause giving rise to such recall.

    13.  Indemnification and Insurance

    13.1  The Company shall indemnify and hold the Distributor harmless from all costs and against any and all claims, suits, demands, actions, costs, liabilities, losses and expenses of any kind whatsoever, including but not limited to injury to person (including death) or property, including reasonable attorney fees, arising out of, resulting from or otherwise connected with any allegation of:

    (a)
    harm, injury, damage or loss arising out of or in connection with consumer use or consumption of the Product;

    (b)
    the defective manufacture, bottling or packaging of the Product;

    (c)
    any negligent act, misfeasance or nonfeasance by the Company in connection with the Product or this Agreement;

    (d)
    any breach by the Company of the Agreements, representations and warranties contained in this Agreement;

    (e)
    any wrongful or misleading claim, advertising or representation by the Company or by any agent or representative of the Company regarding the Product;

    (f)
    any claim or action by a person not a party to this Agreement with respect to the Distributor's use of the trademarks, trade names, advertising slogans or other material which the Company uses or claims to own;

    (g)
    any other claim that the Product infringes the intellectual property rights of a third party;

    (h)
    any person or entity claiming that such person or entity has any right, claim or colour of right granted or allowed by the Company to purchase, sell, market or distribute the Product in the Territory or any prior distributor or representative of the Company's Product in the Territory; and

    (i)
    the Company's failure to comply with any other provisions of this Agreement.

    13.2  The Company shall obtain and maintain, and will continue to maintain at all times during the term of this Agreement, at its own expense, commercial general liability insurance covering products and complete operations in an amount not less than $5 million per occurrence in respect of bodily injury and property damage. The Company agrees to provide the Distributor with a certificate of insurance evidencing such insurance coverage, which shall name the Distributor as an additional insured. Such certificate shall provide that such insurance coverage may be terminated or materially modified only upon at least 30 days' prior written notice by the insurance carrier to the Distributor.

    13.3  The Distributor shall indemnify and hold the Company harmless from all costs and against any and all claims, suits, demands, actions, costs, liabilities, losses and expenses of any kind whatsoever, including but not limited to injury to person (including death) or property, including reasonable attorney fees, arising out of, resulting from or otherwise connected with any allegation of:

    (a)
    harm, injury damage or loss arising out of or in connection with consumer use or consumption of the Product caused or contributed by the Distributor;

    (b)
    the defective manufacture, bottling or packaging of the Product to the extent undertaken by the Distributor;

    (c)
    any negligent act, misfeasance or nonfeasance by the Distributor in connection with the Product or this Agreement;

    (d)
    any breach by the Distributor of the agreements, representations and warranties contained in this Agreement;

    (e)
    any wrongful or misleading claim, advertising or representation by the Distributor or by any agent or representative of the Distributor regarding the Product that is not caused by the Company; and

    (f)
    the Distributor's failure to comply with any other provisions of the Agreement.

    13.4  The Distributor shall obtain and maintain, and will continue to maintain at all times during the term of this Agreement, at its own expense, commercial general liability insurance covering products and complete operations in an amount not less than $5 million per occurrence in respect of bodily injury and property damage. The Distributor agrees to provide the Company with a certificate of insurance evidencing such insurance coverage, which shall name the Company as an additional insured. Such certificate shall provide that such insurance coverage may be terminated or materially modified only upon at least 30 days' prior written notice by the insurance carrier to the Company.

    14.  Termination

    14.1  The Company may terminate this Agreement without any entitlement to compensation pursuant to section 14.2 upon the occurrence of the following:

    (a)
    an assignment by the Distributor for the benefit of creditors;

    (b)
    the filling of a petition under the provisions of any applicable bankruptcy or insolvency laws against the Distributor;

    (c)
    the appointment of a receiver for the property of the Distributor the filing of which remains uncontested and undischarged by the Distributor at the end of 30 days after such filing;

    (d)
    the Distributor assigns or attempts to assign any of the rights or obligations granted hereunder without first obtaining the written consent of the Company;

    (e)
    the Distributor or any of the Distributor's principals and/or owners are convicted of an indictable or serious offence which, in the opinion of the Company may materially and adversely affect the business of the Company or bring the Product or the reputation of the Company into dispute;

    (f)
    if the Distributor shall breach a material provision of this Agreement and shall fail to cure said breach within 30 days after receipt by the Distributor of written notice from the Company specifying in detail the nature of such breach. If such breach is of a nature that it cannot reasonably be cured within 30 days, this Agreement may not be terminated if the Distributor commences to cure such breach within such 30-day period and thereafter proceeds diligently to implement steps to cure such breach. In the event the Distributor fails to cure such breach as provided in this subsection, the Company may terminate this Agreement immediately upon written notice provided to the Distributor; or

    (g)
    if the Distributor does not pay for all Product purchased within 30 days after receipt of the Product FOB the Distributor, and the Distributor fails to cure the breach immediately after receipt of written notice by the Company to the Distributor, the Company may terminate this Agreement immediately upon written notice provided to the Distributor.

    14.2  The Company shall have the right to terminate this Agreement by giving the Distributor not less than 60 days' notice in writing of its intention to terminate on a specific date set forth in said notice. The Distributor may elect upon receiving such notice to accelerate the termination date. The Company recognizes that the Distributor will have invested time and effort in developing distribution within the Territory for Product during the term that it operated as a distributor under and in accordance with this Agreement. The Company will reimburse the Distributor for said time and effort at a rate of * per case of Product for the first year, * per case of Product for the second year and * per case of Product for the third year sold by the Distributor during the last prior 12-month period ending on the last day of the month preceding the month during which notice of termination is delivered.

    14.3  If the Distributor is terminated without cause the Distributor will be paid 50% of the marketing fund that was disbursed over the prior 12 months.

    14.4  In the event that the Distributor fails to sell at least 50% of the sales goal of the brand of Product as specified in Exhibit C, based on purchases for the period commencing 5/3 1, 1999, and ending 5/3 31, 2002, and if such failure is not attributable in part to the Company's failure to timely supply the Product or any force majeure event affecting the operation of the Distributor's business, then the Distributor shall not be entitled to any compensation upon termination as set out in section 14.2, it being acknowledged that a failure to meet at least 50% of the sales goal in the marketing plan in the absence of such circumstances is indicative of an unsuccessful effort to distribute the Product in the Territory. Without limiting the generality of the above, the Distributor acknowledges that the Company and the Distributor shall mutually establish the annual sales goal for the brand of Product for the Distributor, stated in cases, applicable to each fiscal year during the term of this Agreement. If for any reason the Company and the Distributor mutually fail to establish the annual sales goal for the brand of Product for the fiscal year, the annual sales goal for the brand of Product for the fiscal year shall be 115% of the greater of:

    (a)
    the sales goal for the brand of Product for the prior fiscal year; and

    (b)
    the Distributor's actual case sales for the brand of Product during such prior fiscal year.

    Failure to meet at least 50% of the annual sales goal for the brand of Product for that fiscal year is indicative of an unsuccessful effort to distribute the Product in the Territory and the Distributor shall not be entitled to the compensation set out in section 14.2 upon such termination.

    14.5  The Distributor may terminate this Agreement with or without cause upon at least 90 days' advance notice to the Company in writing. Upon termination by the Distributor without cause, the Distributor shall not be entitled to the compensation set out in section 14.2.

    14.6  It is the desire that any termination of this Agreement be effected in an orderly process. The Company will buy back from the Distributor at laid-in cost all saleable inventory of Product and all Product promotions in the possession of the Distributor at the time of termination which was purchased initially from the Company or pre-approved by the Company prior to the Termination.

    14.7  Upon termination of this Agreement, the Distributor shall forthwith pay the Company for all Product shipped by the Company to the Distributor, all unfilled orders for the Product from the Distributor shall automatically be cancelled, and all rights of the Distributor with respect to this Agreement shall immediately be relinquished by the Distributor.

    14.8  Notwithstanding anything contained herein, the Company shall have the right to set off and apply any and all amounts owed to the Distributor against any obligations owed by the Distributor to the Company, including costs incurred to collect such obligations.

    14.9  Upon a termination, the Distributor shall immediately furnish to the Company a current customer list of all accounts then purchasing Product from the Distributor, including customer names, addresses, telephone numbers, credit information, scheduling and delivery data, contact persons and a schedule of each customer's purchases of product for the preceding 12 months.

    The Company shall have the right to transfer any such customer information to any successor distributor in respect of the Product in the Territory.

    14.10 The Distributor acknowledges that it shall not be entitled to any other legal or equitable relief or remedy except in accordance with section 14.2 and section 14.3.

    15.  Co-operative Advertising & Merchandising Funds

    15.1  The Company agrees to pay 0% of the cost of point of sale materials (P.O.S.), illuminated display boxes and other sales support materials as developed or licensed by the Company. The Company agrees to pay 100% of the cost of paper P.O.S. (i.e., statics, till stickers, table tents, etc.)

    15.2  The Company also agrees to provide to the Distributor a new sub-distributor marketing allowance. The Company will provide the distributor * per case up to a maximum of * on all pre-approved new sub-distributors for the Territory. The Company agrees to provide this marketing allowance to all new sub-distributors on a one-time basis, with all future sub-distributor expenditures coming from the distributors marketing fund.

    16.  Discontinuance of Sales

    16.1  The Company shall have the right in its sole discretion to discontinue marketing in the Territory a portion of the Product upon 30 days written notice to the Distributor. Upon the discontinuance of a Product, the Company shall not be liable in any manner whatsoever to the Distributor, other than as set forth in section 14.5 with respect to the repurchase of the Distributor's inventory of the discontinued Product.

    17.  Notices

    17.1  Whenever notice is required to be given under the terms of this Agreement to either party, it shall be by certified mail return receipt requested, postage prepaid:

If to Company:	Urban Juice & Soda Co. Ltd. Attn: Peter Van Stolk 1356 Frances Street, Vancouver, B.C. V5L 1Y9
with copy to:	Ryan Swanson & Cleveland, PLLC Attn: Michael M. Fleming Suite 3400, 1201 Third Avenue Seattle, WA 98101-3034
If to the Distributor:	Jones Soda of Michigan LLC. Attn: 4124 Manchester Road Kalamazoo, MI 49001

or to such other address as either party may specify by written notice.

    18.  No Agency

    18.1  The Distributor and the Company understand and agree that each is an independent principal and not an agent, employee, partner or joint venture of the other in the performance of this Agreement, and neither of them nor their agents shall in any way act or undertake to act on behalf of or hold itself out as the agent of the other party.

    19.  Arbitration

    The Distributor and the Company agree to use their best efforts to settle any controversy, dispute or claim arising out of or in connection with the Agreement quickly amicably and in the most effective manner. Each party agrees before taking any other action to notify the other party in writing of any dispute or claim arising out of or relating to this Agreement. The parties agree to use their best efforts to communicate with each other to attempt to resolve the dispute or claim. If the dispute or claim has not been resolved within 30 days after receipt of written notification of the dispute or claim, the parties then agree to submit the matter to arbitration, in accordance with the provisions of the Commercial Arbitration Act of the State of Washington, U.S.A. Arbitration shall be before a single arbitrator chosen from within the American Arbitration Association. If the parties cannot agree on a single arbitrator, then the arbitrator shall be appointed by a Justice of the Supreme Court of Washington State. Each party will have available to them all discover rights provided for under the United States Federal Rules of Civil Procedure. The decision of the arbitrator shall be final and binding upon the parties.

    20.  Miscellaneous

    20.1  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A., which shall be deemed to be the proper law hereof. The undersigned hereby agree that jurisdiction and venue for any litigation arising out of this Agreement shall be in Seattle,

Washington, U.S.A. In the event of such litigation, the prevailing party shall be entitled to its reasonable attorney's fees and costs of suit.

    20.2  Whenever performance by the Company or the Distributor of any of its obligations is substantially prevented by reason of any act of God, strike, lockout or other industrial or transportational disturbance, fire, law, regulation or ordinance, or by reason of any other matter beyond the control of such party, then such performance (except for the payment of money) shall be excused and this Agreement shall be deemed suspended during the continuation of such circumstances.

    20.3  The Company and the Distributor each hereby represent and warrants to the other that each has the lawful right to enter into and perform this Agreement without violating the rights of any third parties.

    20.4  This Agreement together with referenced Exhibits collectively contain the entire understanding of the parties and supersede, revoke and cancel any and all other inducements, arrangements, understandings, agreements, representations and warranties, whether oral or written, between the parties relating to the subject matter hereof.

    20.5  This Agreement and the obligations of the parties hereunder may be modified or amended only by an agreement in writing signed by both parties.

    20.6  This Agreement may only be assigned with the prior and written consent of the other party.

    20.7  Section captions and titles of this Agreement are inserted for convenience of reference only and do not define, described, extend or limit the scope of the intent of this Agreement.

    20.8  If any of the provisions of this Agreement shall be held unenforceable by a court of competent jurisdiction, such invalidity shall not affect any other provisions which can be given effect without regard to the invalid provisions. The provisions of this Agreement are intended to be and shall be deemed severable, all of which shall be liberally construed to effect the intentions of this Agreement.

    20.9  The failure of either party in any one or more instances to insist upon full performance of any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such provisions. No express waiver by either party at any time or with respect to any right or any condition or requirement contained in this Agreement shall be deemed a waiver at any other time or with respect to any other right or any other condition or requirement, nor be deemed a waiver or estoppel to exercise any present or future right. All waivers in order to be valid must be in writing and signed by an authorized officer of the party granting the waiver.

    20.10 This Agreement shall be binding upon and inure to the benefit of all successors and assigns.

    20.11 Time shall be of the essence in this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date first above written.

URBAN JUICE & SODA CO. LTD.
Per:	Authorized Signatory
Per:	/s/ [ILLEGIBLE] Authorized Signatory
JONES SODA OF MICHIGAN LLC.
Per:	/s/ [ILLEGIBLE] Authorized Signatory

EXHIBIT "A"

TERRITORY

    Territory is defined as:

    The State of Michigan in the United States of America.

URBAN JUICE & SODA CO. LTD.
Per:	/s/ [ILLEGIBLE] Authorized Signatory
JONES SODA OF MICHIGAN LLC.
Per:	/s/ [ILLEGIBLE] Authorized Signatory

EXHIBIT "B"

PRICE LIST AS AT JANUARY 1, 1999

    (Based on Trailer Load Quantities):

Brand Name	Product Size per Case	Price per Case
Jones Soda Co.	All flavours 24 x 12 oz.	*
WAZU Natural Spring Water	24 x 500 ml WAZU Water w/Sport Cap	*
	12 x 1l WAZU Water w/Sport Cap	*
	12 x 1.5l WAZU Water w/Flat Cap	*
URBAN JUICE & SODA CO. LTD.
Per:	/s/ [ILLEGIBLE] Authorized Signatory
JONES SODA OF MICHIGAN LLC.
Per:	/s/ [ILLEGIBLE] Authorized Signatory

EXHIBIT "C"

SALES GOALS FOR THE BRAND OF PRODUCT
FOR THE PERIOD COMMENCING JANUARY 1, 1999
AND ENDING DECEMBER 31, 1999

Jones Soda Co.:	Year 1	* cases
	Year 2	* cases
	Year 3	* cases
URBAN JUICE & SODA CO. LTD.
Per:	/s/ [ILLEGIBLE] Authorized Signatory
JONES SODA OF MICHIGAN LLC.
Per:	/s/ [ILLEGIBLE] Authorized Signatory

QuickLinks

EXHIBIT "A" TERRITORY
EXHIBIT "B" PRICE LIST AS AT JANUARY 1, 1999
EXHIBIT "C" SALES GOALS FOR THE BRAND OF PRODUCT FOR THE PERIOD COMMENCING JANUARY 1, 1999 AND ENDING DECEMBER 31, 1999